UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2012 (February 6, 2012)

Bluesphere Corporation

(Exact name of Registrant as specified in its Charter)

Nevada	333-147716	98-0550257
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

35 Asuta St., P.O.B 857, Even Yehuda, Israel 40500

(Address of Principal Executive Offices)            (Zip Code)

Registrant's telephone number, including area code: 972-9-8917438

Not Applicable

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 6, 2012, Registrant issued and transferred to Mr. Joshua Shoham 2,000,000 shares of its common stock in exchange for Mr. Shoham’s upcoming service as a director of the Registrant for a term of two years. Such stock will be subject to pro rata forfeiture in the event that Mr. Shoham terminates his directorship prior to the second anniversary of such service.

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2012, Registrant’s Board of Directors approved the increase of the number of directors from two to three and the appointment of Mr. Joshua Shoham as the Registrant’s third director for a term of two years. Mr. Shoham will receive 2,000,000 shares of common stock in exchange for his service as a director. Such stock will be subject to pro rata forfeiture in the event that Mr. Shoham terminates his directorship prior to the second anniversary thereof.

Mr. Shoham has extensive experience in international business development and management. He was general manager of a Fortune 100 international paper subsidiary in Israel, co-founder of several Israeli high-tech startups and strategic market development consultant responsible for a range of transactions and investments. Mr. Shoham worked intensively in global markets and has served for six years as a Director in Bio-Cell (TASE: BCEL), which reversed merged its activities into Protalix Biotherapeutics Inc. (AMEX:PLX; TASE: PLX). Mr. Shoham holds an LL.B degree from Tel Aviv University School of Law and a B.A in Economics and MBA from the Hebrew University of Jerusalem.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Bluesphere Corporation

Dated: February 7, 2012	By:	/s/ Shlomo Palas
Shlomo Palas CEO